Exhibit 99.1

ALDEYRA THERAPEUTICS TO JOIN RUSSELL MICROCAP INDEX

Burlington, MA, June 26, 2014 – Aldeyra Therapeutics, Inc. (NASDAQ: ALDX) (Aldeyra), a biotechnology company focused on the development of products to treat diseases related to free aldehydes, announced today that it will be added to the Russell Microcap Index when Russell Investments reconstitutes its comprehensive set of U.S. and global equity indexes on June 27, 2014, according to the preliminary list of additions announced via the Russell website on June 14, 2014.

“We are pleased with the anticipated inclusion in the Russell Microcap Index,” commented Todd C. Brady, M.D., Ph.D., President and CEO of Aldeyra. “We believe Aldeyra’s addition to this index will support our efforts to continue building financial community awareness of the Company and our lead product candidate, NS2, for the treatment of diseases thought to be related to free aldehydes.”

Membership in the Russell Microcap Index, which remains in place for one year, means automatic inclusion in the appropriate market capitalization weighted indexes as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Russell calculates more than 700,000 benchmarks daily covering approximately 98 percent of the investable market globally, with more than 10,000 securities in 80 countries. Approximately $5.2 trillion in assets are benchmarked to the Russell Indexes.

Annual reconstitution of Russell Indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000 Index and Russell Microcap Index. These investment tools originated from Russell’s multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

About Aldeyra Therapeutics

Aldeyra Therapeutics, Inc., is a biotechnology company focused primarily on the development of products to treat diseases thought to be related to endogenous free aldehydes, a naturally occurring class of toxic molecules. The company has developed NS2, a product candidate designed to trap free aldehydes. Aldeyra plans to begin clinical testing of NS2 in 2014 for the treatment of Sjögren-Larsson Syndrome and acute anterior uveitis. NS2 has not been approved for sale in the U.S. or elsewhere. www.aldeyra.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Aldeyra’s plans for its product candidates. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Such forward- looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Aldeyra is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Aldeyra’s forward-looking statements include, among others, the timing and success of preclinical studies and clinical trials conducted by Aldeyra and its development partners; the ability to obtain and maintain regulatory approval of Aldeyra’s product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing Aldeyra’s product candidates; the size and growth of the potential markets for Aldeyra’s product candidates and the ability to serve those markets; Aldeyra’s expectations regarding Aldeyra’s expenses and revenue, the sufficiency of Aldeyra’s cash resources and needs for additional financing; Aldeyra’s ability to attract or retain key personnel; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Aldeyra’s final prospectus filed under Rule 424(b)(4) with the Securities and Exchange Commission (SEC) in connection with Aldeyra’s initial public offering and Aldeyra’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on June 11, 2014. In addition to the risks described above and in Aldeyra’s other filings with the SEC, other unknown or unpredictable factors also could affect Aldeyra’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Aldeyra undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Investor Contact:

David Burke/Lee Roth

The Ruth Group

Tel: +1 646-536-7009/7012

dburke@theruthgroup.com/lroth@theruthgroup.com